Exhibit 10.7

FIRST AMENDMENT TO GROUND LEASE

THIS FIRST AMENDMENT TO GROUND LEASE (“Amendment”) effective as of July 1, 2007 by and between Aerospace/Defense, Inc., a South Carolina corporation (hereinafter call the “Landlord”) and Force Protection Industries, Inc. and Force Protection, Inc., Nevada corporations (collectively, the “Tenant”).

RECITALS

A.            By Ground Lease effective as of February 1, 2007 (the “Lease”), the Landlord leased unto Tenant certain real property situated in an industrial project (the “Project”) located in Ladson (Charleston County), South Carolina.  By the execution of this Amendment, the Parties intend to amend the Lease according to the terms of Subsection 27K of the Lease.  Each capitalized term used and not otherwise defined or modified herein shall have the meaning ascribed thereto in the Lease.

B.            The Landlord and Tenant now wish to enter into this Amendment to amend the Lease according to the terms, provisions and conditions hereinafter set forth.

NOW THEREFORE, in consideration of the mutual promises given one to the other, the parties do hereby covenant and agree to amend and modify the Lease as follows:

1.             All the recitals set forth above in the “Recitals” clauses are hereby made an integral part of this Agreement.

2.             Section 2C of the Lease is modified by amending the first sentence to read as follows:

“2C.  The Initial Term of this Lease and any extension thereof may be extended at the option of the Tenant for four (4) separate and successive periods of five (5) years each (each an “Option Period”) commencing on the day following the expiration date of the Initial Term or the last day of the then-current Option Period, as the case may be.”

3.             Section 12B (General Liability) of the Lease is modified by amending and restating the second sentence thereof and adding a parenthetical sentence immediately thereafter as follows:

“Such insurance policy will have limits of not less than Three Million and No/100ths Dollars ($3,000,000) per occurrence, in respect to bodily injury or death and not less than One Million and No/100ths Dollars ($1,000,000) per occurrence in respect to property damage and provide contractual coverage of Tenant’s liability to Landlord assumed under the indemnification provisions of this Lease.”  (Assuming the Tenant has exercised its option to renew this Lease, five (5) years after the Effective Date, the minimum coverages referenced in the previous sentence shall increase to $6,000,000 per occurrence in respect to bodily injury or death and $2,000,000 per occurrence in respect to property damage.)

4.             This Amendment may be executed in several counterparts, each of which shall be deemed an original and such counterparts shall constitute but one and the same instrument.  No party will be bound under this Agreement until all parties have duly executed this instrument.  If this Amendment or the signature page, as executed, is transmitted by one party to the other by facsimile transmission or electronically “pdf” transmission, such transmission shall be deemed an executed original of this Amendment and of such signature.

5.             Except as modified by this Amendment, the Lease remains unchanged.

IN WITNESS WHEREOF, the parties hereto have duly executed this Amendment under seal as of the day and year first above written.

LANDLORD:

AEROSPACE/DEFENSE, INC.

By:	/s/ M. Jerry Garfinkle

Its:	Assistant Secretary

TENANT:

FORCE PROTECTION INDUSTRIES, INC.

By:	/s/ Michael Durski

Its:	CFO

FORCE PROTECTION, INC.

By:	/s/ Raymond Pollard

Its:	COO